Press Release
www.shire.com

Shire files lawsuit against Natco Pharma for infringement of FOSRENOL® (lanthanum carbonate) patents

Philadelphia, USA - April 2, 2009 – Shire plc (LSE: SHP, NASDAQ: SHPGY) announces that it has filed a lawsuit in the U.S. District Court for the Southern District of New York against Natco Pharma Limited (“Natco”) for infringement of two of Shire’s patents: U.S. Patent No. 5,968,976 (“‘976 Patent”); and U.S. Patent No. 7,381,428 (“’428 Patent”);

The lawsuit was filed in response to an ANDA (Abbreviated New Drug Application) filed by Natco seeking FDA approval to market and sell generic versions of Shire’s 500 mg, 750 mg, and 1 g FOSRENOL® (Lanthanum Carbonate) products.

Under the Hatch-Waxman Act, because Shire filed its patent infringement lawsuit within 45 days of receiving Natco’s Paragraph IV notification letter, the FDA must refrain from approving Natco's ANDA for 30 months, or until a district court decision finding that the patents are invalid or not infringed, whichever occurs earlier. The stay on generic approval will expire on April 26, 2012 unless terminated earlier.

Shire has asserted the ‘976 and ‘428 patents based upon information provided to it by Natco. Shire will continue to evaluate the situation throughout the litigation and will take all necessary actions to protect its rights to the fullest extent possible. Shire has a robust patent estate and is confident that it will protect the FOSRENOL franchise.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (Specialty Pharma)	+1 484 595 8248

SHIRE PLC
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.